DMK Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Changes Name to DMK Pharmaceuticals to Reflect New Strategic Focus

Company to begin trading under new ticker symbol “DMK” on September 8, 2023

SAN DIEGO, September 7, 2023 -- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a commercial-stage biopharmaceutical company, today announced the company changed its name to DMK Pharmaceuticals Corporation in order to better reflect its new strategic focus on advancing small molecules for the treatment of substance use disorders. In conjunction with the name change, the company’s common stock is expected to trade under the new Nasdaq ticker symbol “DMK” on or about September 8, 2023. The CUSIP number for the common stock, 00547W307, will remain unchanged.

“The new DMK Pharmaceuticals is committed to developing groundbreaking and innovative therapies to establish itself as a leader in the treatment of substance abuse including opioid and alcohol use disorders,” said Eboo Versi, MD, PhD, CEO of Adamis, “Rebranding the company signifies our new strategic vision and reinforces our commitment to a renewed corporate strategy. Along with our flagship approved treatment for emergency treatment of opioid overdose, ZIMHI®, our lead clinical stage compound, DPI-125 will be our core focus. DPI-125 is a novel molecule for the treatment of opioid use disorder. Currently approved therapies are old and the vast majority of sufferers are not getting this medical treatment. I believe this is because they have unfavorable drug scheduling resulting in limited access, and in many cases, patients have to undergo opioid withdrawal symptoms prior to starting treatment. It is my belief that DPI-125, if successfully developed, will receive a more favorable drug scheduling and be a more ‘patient friendly’ treatment. DPI-125 is also being developed for the treatment of moderate to severe pain. If clinical studies confirm what we suspect from animal studies, this drug will not be addictive and as such could even help to reduce the incidence of opioid use disorder.”

DMK expects several potential significant milestones for DPI-125 by the end of 2024 including: manufacture of a transdermal delivery system; results of a respiratory depression safety study compared to fentanyl; results of a pharmacokinetic study in humans; and results of an abuse liability study compared to current treatments for OUD and pain relief, in each case assuming the availability of adequate funding and no unexpected developments or delays. There can be no assurances that any of these milestones will be achieved or will be achieved within the anticipated time periods.

About DMK Pharmaceuticals

DMK Pharmaceuticals is a commercial stage neuro-biotech company primarily focused on developing and commercializing products for the treatment of opioid overdose and substance use disorders. DMK’s commercial products approved by the FDA include ZIMHI® (naloxone) Injection for the treatment of opioid overdose, and SYMJEPI® (epinephrine) Injection for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company is focused on developing novel therapies for opioid use disorder (OUD) and other important neuro-based conditions where patients are currently underserved. DMK believes its technologies are at the forefront of endorphin-inspired drug design with its mono, bi- and tri-functional small molecules that simultaneously modulate critical networks in the nervous system. DMK has a library of approximately 750 small molecule neuropeptide analogues and a differentiated pipeline that could address unmet medical needs by taking the novel approach to integrate with the body’s own efforts to regain balance of disrupted physiology. The Company’s lead clinical stage product candidate, DPI-125, is being studied as a potential novel treatment for OUD. DMK also plans to develop the compound for the treatment of moderate to severe pain. The Company’s other development stage product candidates include DPI-221 for bladder control problems and DPI-289 for severe end stage Parkinson’s disease. For additional information about DMK Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to anticipated future events or future results of operations, including, but not limited to, statements concerning (i) the ability of the Company to raise additional funds required to sustain the Company’s ongoing operations and fund the anticipate development activities regarding DPI-125, (ii) whether, if successfully developed, DPI-125 will receive a more favorable drug scheduling or be a more patient friendly treatment, and (iii) the potential benefits of DPI-125 if successfully developed. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. These statements also assume that the Company will have or are able to obtain sufficient funding to support the activities described in this press release, continue the Company’s operations and satisfy the Company’s liabilities and obligations in a timely manner. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. The Company will require additional funds to sustain operations, satisfy our obligations and liabilities, and fund its ongoing operations. There are no assurances that required funding will be available at all or will be available in sufficient amounts. Failure to timely obtain any required additional funding, or unexpected developments or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring which could adversely affect our business, financial condition and results of operations.  If we cannot continue as a viable entity, we might be required to reduce or cease operations or seek dissolution and liquidation or bankruptcy protection, and our stockholders would likely lose most or all of their investment in us. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Adamis cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s website at http://www.sec.gov.

Investor and Media Contact:

Robert Uhl

ICR Westwicke

619.228.5886